SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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OYO Geospace Corporation

(Name of Registrant as Specified in its Charter)

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January 3, 2011

Dear Fellow Stockholder:

I am pleased to invite you to attend OYO Geospace Corporation’s 2011 Annual Meeting of Stockholders. We will hold the meeting at 9:00 a.m. on the 24th of February 2011 at the company’s corporate headquarters at 7007 Pinemont Drive, Houston, Texas 77040-6601.

Following this letter you will find the formal Notice of Meeting and a proxy statement which describes the action to be taken at the meeting. We have enclosed a proxy card so that you may grant your proxy to be voted as you indicate. We have also enclosed a copy of our 2010 Annual Report. We encourage you to read these materials.

Your vote is important. Please complete and mail your proxy card promptly, whether or not you plan to attend the annual meeting. If you attend the meeting you may vote in person even if you have mailed a signed and dated proxy. Proxies may also be submitted electronically through Internet voting or telephonically. Instructions for telephonic or electronic voting can be found at https://materials.proxyvote.com/671074.

In addition to solicitation by use of the mails, certain of our officers and employees may solicit the return of proxies personally or by telephone, electronic mail or facsimile. The cost of any solicitation of proxies will be borne by us.

The board of directors recommends that you vote (i) FOR the election of directors, (ii) FOR the ratification of the appointment by the audit committee of the board of directors of UHY LLP, independent public accountants, as our auditors for the year ending September 30, 2011, (iii) FOR the approval of the non-binding, advisory resolution regarding the compensation of OYO Geospace Corporation’s named executive officers, and (iv) FOR a non-binding, advisory vote on the compensation of OYO Geospace Corporation’s named executive officers to occur every year, all as described in the attached proxy statement.

Thank you for your cooperation. The rest of the board of directors and I look forward to seeing you at the meeting.

Very truly yours,

Gary D. Owens

Chairman of the Board, President

and Chief Executive Officer

OYO Geospace Corporation

7007 Pinemont Drive

Houston, Texas 77040-6601

January 3, 2011

Notice of Annual Meeting of Stockholders to Be Held February 24, 2011

The Annual Meeting of the Stockholders of OYO Geospace Corporation will be held at 9:00 a.m. (Houston time) on the 24th of February 2011, at the company’s corporate headquarters at 7007 Pinemont Drive, Houston, Texas 77040-6601, for the following purposes:

1.	to elect two directors, each to hold office until the 2014 Annual Meeting of Stockholders or until his successor is duly elected and qualified;

2.	to ratify the appointment by the audit committee of the board of directors of UHY LLP, independent public accountants, as our auditors for the year ending September 30, 2011;

3.	to vote on a non-binding, advisory resolution regarding the compensation of OYO Geospace Corporation’s named executive officers;

4.	to vote on a non-binding, advisory proposal on the frequency of the advisory vote on the compensation of OYO Geospace Corporation’s named executive officers;

5.	and to transact such other business as may properly come before the meeting or any adjournment thereof.

The holders of record of OYO Geospace Corporation common stock at the close of business on January 3, 2011 will be entitled to vote at the meeting.

By order of the board of directors,

Thomas T. McEntire

Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please sign, date and mail the enclosed proxy card promptly. If you attend the meeting you may vote in person even if you have mailed a signed and dated proxy. Proxies may also be submitted electronically through Internet voting or telephonically. Instructions for telephonic or electronic voting can be found at https://materials.proxyvote.com/671074.

OYO Geospace Corporation

Proxy Statement

January 3, 2011

The board of directors of OYO Geospace Corporation (the “Company”) is soliciting proxies from its stockholders for the annual meeting of stockholders to be held at 9:00 a.m. on the 24th of February 2011, at the Company’s corporate headquarters at 7007 Pinemont Drive, Houston, Texas 77040-6601, and for any adjournment thereof.

You are entitled to vote at the meeting if you were a holder of record of the Company’s common stock at the close of business on January 3, 2011. On January 3, 2011, stockholders entitled to vote at the meeting will be able to access an electronic version of a proxy card, this proxy statement and the Company’s 2010 Annual Report at https://materials.proxyvote.com/671074. On January 13, 2011, the Company will mail hard copies of these proxy materials to stockholders who have previously elected to receive printed copies.

You may request a printed copy of these proxy materials by sending a written request to OYO Geospace Corporation, 7007 Pinemont Drive, Houston, Texas 77040-6601, Attention: Secretary. Copies will be mailed to the requesting stockholder free of charge within three business days of the receipt of the request.

On January 3, 2011, there were 6,123,158 shares of the Company’s common stock outstanding. Each share of common stock entitles the holder to one vote on each matter considered at the meeting.

Your proxy card will appoint Charles H. Still and Takashi Kanemori as proxy holders, or your representatives, to vote your shares as you indicate. If you sign, date and return your proxy card without specifying voting instructions, the proxy holders will vote your shares (i) FOR the election of director nominees named in this proxy statement, (ii) FOR the ratification of the appointment by the audit committee of the board of directors of UHY LLP, independent public accountants, as our auditors for the year ending September 30, 2011, (iii) FOR the approval of the non-binding, advisory resolution regarding the compensation of the Company’s named executive officers, and (iv) FOR a non-binding, advisory vote on the compensation of the Company’s named executive officers to occur every year.

Signing, dating and returning your proxy card does not preclude you from attending the meeting and voting in person. If you submit more than one proxy, the latest-date proxy will automatically revoke your previous proxy. You may revoke your proxy at any time before it is voted by sending written notice, to be delivered before the meeting, to: Computershare Investor Services, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

The enclosed form of proxy provides a means for you to vote for the proposals listed in this proxy statement or to withhold authority to vote for proposals.

The board of directors expects the director nominees named in this proxy statement to be available for election. If any director nominee is not available, the proxy holders may vote your shares for a substitute if you have submitted a signed and dated proxy card that does not withhold authority to vote for director nominees.

The Company is not aware of any matters to be brought before the meeting other than those described in this proxy statement. If any other matters not now known are properly brought by the Company before the meeting, and if you return a signed, dated proxy card, the proxy holders may vote your shares in their discretion as to those other matters.

No business can be conducted at the meeting unless a majority of all outstanding shares entitled to vote is either present at the meeting in person or represented by proxy. The two director nominees who receive the most votes will be elected to the two open directorships even if they receive less than a majority of the votes cast. The proposal relating to the ratification of the appointment of UHY LLP as the auditors of the Company for the 2011 fiscal year and the resolution regarding the compensation of the Company’s named executive officers will be passed if the proposal receives the affirmative vote of a majority of the votes cast. The interval advisory proposal regarding the frequency of the vote on the compensation of the Company’s named executive officers that receives the most votes will be the recommendation of the stockholders even if such proposal receives less than a majority of the votes cast. Abstentions and broker non-votes are counted as shares present for determining a quorum, but will not be counted to determine the total number of votes cast. Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled to vote your shares of common stock in its discretion on “routine matters” and may give or authorize the giving of a proxy to vote the shares of common stock in its discretion on such matters. The ratification of independent public accountants is generally a routine matter whereas the election of directors is not considered a routine matter. There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this proxy statement.

Representatives of Computershare Investors Services, the transfer agent and registrar for the common stock, will act as the inspectors of election at the meeting.

Important Notice Regarding the Availability of Proxy Materials

for the 2011 Annual Meeting of Stockholders To Be Held on February 24, 2011

Pursuant to the new Securities and Exchange Commission rules related to the Internet availability of proxy materials, we have chosen to make this proxy statement, the accompanying notice of annual meeting of stockholders and form of proxy and our 2010 Annual Report to stockholders available via the Internet at https://materials.proxyvote.com/671074.

PROPOSAL I : ELECTION OF DIRECTORS

At the meeting, the stockholders will elect two directors. The board of directors is divided into three classes, each class being composed as equally in number as possible. The classes have staggered three-year terms, with the term of one class expiring at each annual meeting of stockholders.

The directors in Class I, whose terms expire at the meeting, are Thomas L. Davis, Ph.D. and Mr. Richard C. White. The nominating and corporate governance committee of the Company has nominated Dr. Thomas L. Davis and Mr. Richard C. White to serve as Class I directors for another three-year term expiring at the 2014 Annual Meeting of Stockholders. The nominating and corporate governance committee considered various criteria to evaluate the potential candidates including, without limitation, (1) independence, (2) qualification to serve on the committees of the board of directors, (3) experience in the seismic industry, (4) knowledge of the oil and gas industry, (5) continuing overall contributions and valuable input to the board of directors and its committees, (6) a collaborative, persuasive and articulate personality, and (7) perspectives, skills and experiences derived from high-quality business and professional experience. Each candidate is considered in the context of their contribution to the board of directors as a whole with the objective of assembling a group that best contributes to the success of our Company and represents stockholder interests through the exercise of sound judgment, using its diversity of perspectives, skills and experiences. After discussions, the nominating and corporate governance committee determined that Dr. Davis and Mr. White satisfied the criteria considered by the nominating and corporate governance committee, and nominated Dr. Davis and Mr. White to stand for election as Class I directors on the board of directors of the Company.

Dr. Davis and Mr. White have been nominated by the nominating and corporate governance committee to serve as Class I directors for a three-year term expiring at the 2014 Annual Meeting of Stockholders. The directors in Class II are serving terms that expire at the 2012 Annual Meeting of Stockholders. The directors in Class III are serving terms that expire at the 2013 Annual Meeting of Stockholders. Only Dr. Davis, Mr. White, Mr. Moody and Mr. Still are independent, as defined in Rule 5605(a)(2) of the National Association of Securities Dealer’s listing standards as currently applicable to the Company.

The board of directors has previously determined the independence of Dr. Davis and Mr. White under the criteria established by the NASD and the Securities and Exchange Commission. No specific transactions existed that needed to be considered in determining the independence of Dr. Davis or Mr. White in connection with their nominations.

Information regarding the director nominees and directors whose terms will continue after the meeting follows.

Class I Directors (Terms Expiring at the 2011 Annual Meeting of Stockholders)	Age	Position	Director Since
Thomas L. Davis, Ph.D. (a)(b)(c)	63	Director	1997
Richard C. White (a)(b)(c)	55	Director	2008

Class II Directors (Terms Expiring at the 2012 Annual Meeting of Stockholders)
Takashi Kanemori	59	Director	2009
Michael J. Sheen	62	Senior Vice President and Chief Technical Officer, Director	1997
Charles H. Still (b)(c)	68	Director	1997

Nominees for Election for Class III Directors (Terms Expiring at the 2013 Annual Meeting of Stockholders)
William H. Moody (a)	71	Director	2004
Gary D. Owens	63	Chairman of the Board, President and Chief Executive Officer	1997

(a)	Member of the audit committee.
(b)	Member of the compensation committee.
(c)	Member of the nominating and corporate governance committee.

Background of Nominees and Continuing Directors

Thomas L. Davis, Ph.D. became a director in connection with the Company’s initial public offering in November 1997. Dr. Davis is a Professor of Geophysics at the Colorado School of Mines, where he has worked since 1980. He has also been a coordinator of the Reservoir Characterization Project, an industry consortium of the Colorado School of Mines, since it was founded in 1985, with the objective of characterizing reservoirs through development and application of 3-D and time lapse 3-D multicomponent seismology. Dr. Davis consults and lectures worldwide and has written and co-edited numerous papers and other works in the field of seismic interpretation. The board believes that Dr. Davis’ industry specific experience and expertise and the unique perspective gained from serving as a professor at the Colorado School of Mines enable him to effectively serve as a director.

Richard C. White is the former President and Chief Executive Officer of NuTec Energy Services Inc. He held that position from October 2001 until his retirement from NuTec in September 2002. He was Chief Executive Officer of Veritas DGC Land, Inc. from January 2000 through June 2000. From 1995 until his retirement in October 1999, Mr. White served as President of Western Geophysical Company, as well as Senior Vice President of Western Atlas Inc. He also served as Vice President of Baker Hughes Incorporated from August 1998 until October 1999. Prior to 1995, he held various other executive positions with Western Geophysical Company, including Chief Operating Officer. Mr. White graduated from Bloomsburg University in 1978. Mr. White previously served on the board of directors of OMNI Energy Services Corp. from 2001 through 2010, when it was subsequently sold to a private equity firm, and on the board of directors of VGS Seismic Canada Inc. (Toronto Stock Exchange: VGS) from 2005 through 2009, when it was also subsequently sold to a private equity firm. The board believes that Mr. White’s extensive industry knowledge in oilfield services, strategic planning experience, leadership of organizations and other skills related to the operation of a company enable him to effectively serve as a director.

Takashi Kanemori has been a director of OYO Corporation, the sole stockholder of OYO Corporation U.S.A., since 2007, and has been a senior executive officer of OYO Corporation since 2009. Mr. Kanemori served as the president of OYO RMS Corporation, an affiliate of OYO Corporation U.S.A., from 2001 through the end of March 2009. Mr. Kanemori was previously employed as an engineer at OYO Corporation U.S.A. He holds a Master’s Degree in mining geophysics from the University of Kyoto. The board believes that Mr. Kanemori’s significant industry specific and leadership experience enable him to effectively serve as a director.

Michael J. Sheen joined the Company as Senior Vice President and Chief Technical Officer in August 1997 and became a director in connection with the Company’s initial public offering in November 1997. Mr. Sheen had been a Senior Vice President and Chief Technical Officer of Input/Output, Inc. (now known as ION Geophysical Corp.) beginning in 1991 and had held other positions at Input/Output, Inc. (now known as ION Geophysical Corp.) starting in 1977. The board believes that Mr. Sheen’s depth of understanding of the Company’s operations and strategy, his extensive employment experience with the Company and his significant industry specific experience enable him to effectively serve as a director.

Charles H. Still became a director in connection with the Company’s initial public offering in November 1997. He was Secretary of the Company, serving in a non-executive capacity, from the Company’s formation in September 1994 until February 2009 and has been Secretary of various affiliates and predecessors of the Company since 1980. He was a partner in the law firm of Fulbright & Jaworski L.L.P. from 1975 until 2008. As of January 1, 2008, Mr. Still retired as a partner of that firm and became Of Counsel. In 2008, Mr. Still left Fulbright & Jaworski L.L.P. and became a partner in the law firm of Kelly Hart & Hallman LLP. Mr. Still retired as a partner of that firm on December 31, 2010. Mr. Still also serves on the board of directors of Martin Midstream GP LLC, the general partner of Martin Midstream Partners L.P., of which he is a member of the audit committee. The board believes that Mr. Still’s extensive legal and financial background and board and corporate governance experience enable him to effectively serve as a director.

William H. Moody has been a director since July 2004. Mr. Moody served with KPMG in many capacities including managing partner, audit partner-in-charge and Securities and Exchange Commission reviewing partner until his retirement in June 1996. Mr. Moody previously served on the board of directors of Remote Knowledge, Inc. from November 2005 through July 2008. The board believes that Mr. Moody’s extensive financial and accounting experience, including that related to the energy industry, enables him to effectively serve as a director.

Gary D. Owens joined the Company as President and Chief Executive Officer in 1997 and became a director and Chairman of the Board in that year. From October 1993 until May 1997, Mr. Owens was the President and Chief Executive Officer of Input/Output, Inc. (now known as ION Geophysical Corp.). Mr. Owens had held other positions at Input/Output, Inc. (now known as ION Geophysical Corp.) beginning in 1977. The board believes that Mr. Owens’ depth of understanding of the Company’s operations and strategy, his strong leadership skills, his extensive employment experience with the Company, and his significant industry and management expertise enable him to effectively serve as a director.

Nominations to the Board of Directors

All of the members of the nominating and corporate governance committee are independent, as defined in Rule 5605(a)(2) of the National Association of Securities Dealer’s listing standards as currently applicable to the Company. The charter for the nominating and corporate governance committee is available on the Company’s website. The address of the Company’s website is http://www.oyogeospace.com.

The nominating and corporate governance committee is responsible for reviewing and interviewing qualified candidates to serve on the board of directors, for making recommendations for nominations to fill vacancies on the board of directors, and for selecting the nominees for election by the Company’s stockholders at each annual meeting. The nominating and corporate governance committee has not established specific minimum age, education, experience or skill requirements for potential directors. The nominating and corporate governance committee has taken into account all factors it has considered appropriate in fulfilling its responsibilities to identify and recommend individuals as director nominees. Those factors have included, without limitation, the following:

•

an individual’s business or professional experience, accomplishments, education, judgment, understanding of the business and the industry in which the Company operates, specific skills and talents, independence, time commitments, reputation, general business acumen and personal and professional integrity and character;

•	the size and composition of the board of directors and the interaction of its members, in each case with respect to the needs of the Company and its stockholders; and

•

regarding any individual who has served as a director of the Company, his or her past preparation for, attendance at, and participation in meetings and other activities of the board of directors or its committees and his or her overall contributions to the board of directors and the Company.

The nominating and corporate governance committee has utilized a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the nominating and corporate governance committee through current board members, professional search firms, stockholders or other persons. Candidates have been evaluated at regular or special meetings of the nominating and corporate governance committee, and may be considered at any point during the year.

The nominating and corporate governance committee will consider qualified nominees recommended by stockholders. Stockholders desiring to make such recommendations should submit such recommendations to the Company Secretary, c/o OYO Geospace Corporation, 7007 Pinemont Drive, Houston, Texas 77040-6601. The nominating and corporate governance committee will evaluate candidates properly proposed by stockholders in the same manner as all other candidates.

PROPOSAL II : RATIFICATION OF APPOINTMENT OF AUDITORS

For fiscal years 2009 and 2010, the Company retained UHY LLP (“UHY”), independent public accountants, to provide audit services to the Company and, in consideration of such services, paid to UHY the amounts specified under the heading “Independent Public Accountants” in this proxy statement.

The audit committee of the board of directors has appointed UHY to audit our consolidated financial statements for the year ending September 30, 2011, and such appointment has been approved by the board of directors.

In the event the appointment of UHY is not ratified, the audit committee will consider the appointment of other independent auditors. A representative of UHY is expected to be present at the annual meeting and will be available to make a statement if such representative desires to do so and to respond to appropriate questions.

The board of directors recommends voting “FOR” this proposal.

PROPOSAL III : ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

At the meeting, the stockholders will vote on a non-binding, advisory resolution regarding the compensation of the Company’s named executive officers.

We believe that our compensation policies and procedures are competitive, focused on pay-for-performance and strongly aligned with the long-term interests of our stockholders. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you as a stockholder the opportunity to endorse or not endorse the compensation we pay our named executive officers through voting for or against the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in the Company’s 2011 proxy statement pursuant to the disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion).”

The Company and the compensation committee remain committed to the compensation philosophy, policies and objectives outlined under the heading “Compensation Discussion and Analysis” in this proxy statement. As always, the compensation committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Because your vote is advisory, it will not be binding upon the Company or the board of directors. However, the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements. Additionally, your advisory vote will not be construed (i) as overruling a decision by the Company or the board of directors, (ii) to create or imply any change to the fiduciary duties of the Company or the board or directors, (iii) to create or imply any additional fiduciary duties for the Company or the board of directors, or (iv) to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

The board of directors recommends voting “FOR” this proposal.

PROPOSAL IV : ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the meeting, the stockholders will vote on a non-binding, advisory proposal regarding the frequency of the advisory stockholder vote on executive compensation discussed in Proposal III in this proxy statement. Stockholders will have the opportunity to cast an advisory vote on whether the stockholder vote on executive compensation should occur every 1, 2 or 3 years. Stockholders may also abstain from voting on the matter.

Because your vote is advisory, it will not be binding upon the Company or the board of directors. However, the board of directors will take into account the outcome of the vote when considering the frequency of the advisory stockholder vote on executive compensation. Additionally, your advisory vote will not be construed (i) as overruling a decision by the Company or the board of directors, (ii) to create or imply any change to the fiduciary duties of the Company or the board or directors, (iii) to create or imply any additional fiduciary duties for the Company or the board of directors, or (iv) to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

The board believes that a non-binding stockholder vote on executive compensation should occur every year because it provides the highest level of accountability and communication by enabling the non-binding stockholder vote to approve the compensation of our named executive officers to correspond with the most recent executive compensation information presented in our proxy statement for our annual meetings of stockholders. Accordingly, the board of directors recommends voting for an advisory stockholder vote on executive compensation every year.

We emphasize, however, that you are not voting to approve or disapprove the board of directors’ recommendation. Instead, your proxy card provides you with 4 options regarding this non-binding, advisory proposal. You may cast an advisory vote for the stockholder vote on executive compensation to occur every 1, 2 or 3 years, or you may abstain from voting on the matter.

Communications with the Board of Directors

Any stockholder or other interested party wishing to send written communications to any one or more members of the Company’s board of directors may do so by sending them to the Company Secretary, c/o OYO Geospace Corporation, 7007 Pinemont Drive, Houston, Texas 77040-6601. All such communications will be forwarded to the intended recipient(s).

Committees of the Board of Directors and Meeting Attendance

The board of directors has a standing audit committee, compensation committee and nominating and corporate governance committee.

The audit committee is charged with, among other tasks, recommending to the entire board the engagement and discharge of independent auditors of the financial statements of the Company, reviewing and pre-approving the professional services provided by independent auditors, reviewing the independence of independent auditors, reviewing with the auditors the plan and results of the auditing engagement, considering the range of audit and non-audit fees, reviewing the Company’s system of internal accounting controls and reviewing and reassessing the adequacy of its charter on an annual basis. The audit committee met five times during the fiscal year ended September 30, 2010. The audit committee’s report appears below in this proxy statement. The board of directors of the Company has made a determination that Mr. Moody, a member of its audit committee who is independent, is the audit committee financial expert. Mr. Moody’s background is described above under “Background of Nominees and Continuing Directors.”

The compensation committee is charged with, among other things, recommending to the entire board the compensation to be paid to officers and key employees of the Company and the compensation of members of the board of directors, and reviewing and reassessing the adequacy of its charter on an annual basis. The compensation committee also makes recommendations to the entire board regarding the grant of stock options and restricted stock awards. The compensation committee met four times during the fiscal year ended September 30, 2010. The compensation committee’s report on executive compensation for fiscal year 2010 appears below in this proxy statement.

The nominating and corporate governance committee is charged with, among other things, identifying and recommending nominees for election to the Company’s board of directors at annual meetings and filling vacancies on the Company’s board, recommending nominees for appointment to the Company’s committees, annually reviewing the overall effectiveness of the organization of the board and the committees thereof, developing and maintaining qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors, and annually reviewing the directors, its own performance and its charter. The nominating and corporate governance committee will consider nominees recommended by stockholders. With respect to procedures that must be followed in order for nominations from stockholders to be considered, see “Nominations to the Board of Directors” above. The nominating and corporate governance committee met once during the fiscal year ended September 30, 2010.

The board of directors met five times during the fiscal year ended September 30, 2010.

The Company’s independent directors meet in executive sessions held immediately preceding regularly scheduled board meetings, in conjunction with the meetings of the Company’s audit committee which is comprised of independent directors. In fiscal year 2010, independent directors met in executive sessions four times.

Each director attended, in person or by telephone, at least 75% of the meetings held by the board of directors and by the committees on which the director served. The Company’s board of directors holds a regular meeting in conjunction with the annual meeting of stockholders. Therefore, the directors are encouraged to and generally attend the Company’s annual meeting of stockholders. All of the Company’s directors attended the 2010 Annual Meeting of Stockholders.

Board Leadership Structure and Role in Risk Oversight

Gary D. Owens, our Chief Executive Officer, currently also serves as our Chairman of the Board. We have not established a written position description for our Chairman of the Board. A primary function of that position is to set the agenda for and lead Board meetings. We believe the combined Chairman / Chief Executive Officer position is appropriate for a company of our size and the interests of all our shareholders are best served at the present time through such a leadership model.

In particular, we believe that the present structure best meets our current needs because (i) it facilitates efficient and effective communication between management and non-employee members of the Board, (ii) it provides clarity for our stockholders on corporate leadership and accountability, and (iii) Mr. Owens’ direct involvement in our business and management of our day-to-day operations provides him with the best knowledge of our strategy, operations and financial condition and makes him best positioned to lead productive Board sessions. Our Board does not have an independent lead director.

The Board has an active role in evaluating the Company’s risk management in our ongoing business by regularly reviewing information presented by management regarding the Company’s business and operations risks and monitoring risk areas through Board reports and related discussions at Board meetings. Our Board also reviews and approves the capital budget on an annual basis. Our committees include an audit committee, which oversees accounting and financial issues and risks, a compensation committee, which reviews leadership performance and compensation, and a nominating and corporate governance committee, which assesses Board performance and corporate governance issues.

Audit Committee Report

We have reviewed and discussed the Company’s audited financial statements for the fiscal year ended September 30, 2010 with management and have discussed with UHY LLP, the independent auditors for the Company, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) and related amendments with respect to those statements. We have received the written disclosures and the letter from UHY LLP required by Rule 3526 adopted by the Public Company Accounting Oversight Board regarding independence and have discussed with UHY LLP its independence in connection with its audit of the Company’s most recent annual financial statements. Based on this review and these discussions, we recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

Thomas L. Davis, Ph.D., William H. Moody and Richard C. White were the members of the audit committee during fiscal year 2010. Dr. Davis, Mr. Moody and Mr. White are independent, as defined in Rule 5605(a)(2) of the National Association of Securities Dealer’s listing standards as currently applicable to the Company.

The board of directors has adopted a written charter for the audit committee. The charter of the audit committee is available on the Company’s website. The address of the Company’s website is http://www.oyogeospace.com.

The information in this Audit Committee Report shall not be deemed to be soliciting material, or be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that we specifically incorporate these paragraphs by reference.

Thomas L. Davis, Ph.D.

William H. Moody

Richard C. White

Compensation of Directors

Each non-employee director receives $75,000 per year in cash, paid in four equal quarterly installments. The chairman of the audit committee receives an additional $10,000 per year in cash, paid in four equal quarterly installments. All directors are reimbursed for ordinary and necessary expenses incurred in attending board and committee meetings. Mr. Kanemori did not accept his annual director compensation paid in respect to fiscal year 2010.

The board of directors also adopted a policy that required all non-employee directors to acquire through open market purchases an ownership interest in the Company’s common stock with an aggregate value based on cost of $50,000 before the end of fiscal year 2010.

The following table summarizes compensation paid to each non-employee director during the fiscal year ended September 30, 2010:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)		Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (1)	Total ($)
Takashi Kanemori (2)	—		—	—	—
Richard C. White	75,000		—	—	75,000
Charles H. Still	75,000		—	—	75,000
Thomas L. Davis, Ph.D.	75,000		—	—	75,000
William H. Moody	85,000	(3)	—	—	85,000

(1)	All directors of the Company are reimbursed for ordinary and necessary expenses incurred in attending board and committee meetings.
(2)	Mr. Kanemori, a non-employee director of the Company, declined his annual director compensation paid in respect to fiscal year 2010.
(3)	As chairman of the audit committee, Mr. Moody receives an additional $10,000 in cash, paid in four equal quarterly installments.

Directors receive the director compensation payments irrespective of meeting attendance. During fiscal year 2010, each director attended, in person or by telephone, at least 75% of the meetings held by the board of directors and by the committees on which the director served.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates the beneficial ownership as of December 31, 2010 of shares of the Company’s common stock of each director and named executive officer, each person known to the Company to beneficially own more than 5% of the outstanding common stock and all directors and named executive officers as a group, along with the percentage of outstanding common stock that such ownership represents. The Company based the information regarding beneficial ownership by third persons of more than 5% of its outstanding capital stock on a search of all Schedules 13D and 13G filed with the Securities and Exchange Commission with respect to the Company’s common stock. Each person named has sole voting and investment power with respect to the shares indicated except as otherwise stated in the notes to the table.

Beneficial Owner (11)	Shares	Percentage
OYO Corporation (1)	1,290,950	21.1%
OYO Corporation U.S.A. (1)	1,290,950	21.1%
Eagle Asset Management, Inc. (8)	1,078,045	17.6%
Royce & Associates, LLC (10)	310,517	5.1%
Thomas L. Davis (2)	12,327	*
Takashi Kanemori (3)	1,290,950	*
Thomas T. McEntire (4)	73,500	1.2%
William H. Moody (5)	9,397	*
Richard C. White	1,225	*
Gary D. Owens (6)	364,142	6.0%
Michael J. Sheen (7)	120,000	2.0%
Charles H. Still	2,500	*
Lacey C. Rice (9)	2,000	*
Executive officers and directors as a group (9 people)	585,091	9.6%

*	Less than one percent.
(1)	The shares indicated as beneficially owned by OYO Corporation are held directly by its wholly-owned subsidiary, OYO Corporation U.S.A., a Texas corporation. OYO Corporation is a publicly-held corporation in Japan. The address of OYO Corporation is 4-2-6 Kudan-kita, Chiyoda-ku, Tokyo 102, Japan. The address of OYO Corporation U.S.A. is 245 Carmelo Avenue, Suite 101, Pasadena, California 91107. OYO Corporation and OYO Corporation U.S.A. share the voting and dispositive power of these shares.
(2)	Includes unexercised vested options to purchase 3,150 shares.
(3)	As a director and senior executive officer of OYO Corporation, Mr. Kanemori is deemed to indirectly beneficially own the shares indicated. Mr. Kanemori’s business address is 4-2-6 Kudan-Kita, Chiyoda-ku, Tokyo 102, Japan. Mr. Kanemori does not hold voting or dispositive power over these shares other than by the nature of his position with OYO Corporation.
(4)	Includes unexercised vested options to purchase 62,500 shares.
(5)	Includes unexercised vested options to purchase 6,300 shares.
(6)	Includes unexercised vested options to purchase 77,500 shares. Mr. Owens’ business address is 7007 Pinemont Drive, Houston, Texas 77040-6601.
(7)	Includes unexercised vested options to purchase 65,000 shares. Mr. Sheen’s business address is 7007 Pinemont Drive, Houston, Texas 77040-6601.
(8)	As reflected on Schedule 13G filed with the Securities and Exchange Commission on January 26, 2010. Eagle Asset Management, Inc.’s principal business office is 880 Carillon Parkway, St. Petersburg, Florida 33716.
(9)	Includes unexercised vested options to purchase 2,000 shares.
(10)	A listing of the Company’s record holders as of December 31, 2010 shows Royce & Associates, LLC as record holder of 310,517 shares of the Company’s common stock, or 5.1% of the outstanding capital stock of the Company. According to filings by Royce & Associates, LLC with the Securities and Exchange Commission, its principal place of business is 745 Fifth Avenue, New York, NY 10151.
(11)	A listing of the Company’s record holders as of December 31, 2010 shows Eagle Asset Management, Inc. (“Eagle”) as record holder of 1,016,464 shares of the Company’s common stock, or 16.6% of the outstanding capital stock of the Company, which amounts do not match the information included in the Schedule 13G filed by this entity with the SEC.

EXECUTIVE OFFICERS AND COMPENSATION

Information regarding the named executive officers follows:

Name	Age	Position
Gary D. Owens	63	Chairman of the Board, President and Chief Executive Officer
Michael J. Sheen	62	Senior Vice President and Chief Technical Officer
Thomas T. McEntire	50	Chief Financial Officer and Secretary
Lacey C. Rice	55	Vice President, Human Resources

Thomas T. McEntire joined the Company as Chief Financial Officer in September 1997 and became Secretary in February 2009. Mr. McEntire had been Financial Controller of APS Holding Corporation (“APS”) beginning in February 1995 and held other senior financial management positions since joining APS in 1990. Prior to joining APS, Mr. McEntire held various positions with Coopers & Lybrand L.L.P. from 1982 to 1990.

Lacey C. Rice joined the Company as Vice President of Human Resources in July 2004. Prior to joining the Company, Ms. Rice was the payroll manager for U.S. operations at Schlumberger Oilfield Services. Prior to joining Schlumberger in February 2002, Ms. Rice held senior level positions in human resources with Baker Oil Tools and Baker Hughes, Inc. from 1998 to 2002, and Input/Output, Inc. from 1977 to 1997.

Mr. Owens’ and Mr. Sheen’s backgrounds are described above under “Background of Nominees and Continuing Directors.”

Compensation Discussion and Analysis

Executive Compensation Program

Objectives of Compensation Program

Our executive compensation program is designed to attract, motivate and retain highly talented and experienced management personnel and to reward management for the Company’s successful financial performance and for increasing stockholder value. We provide compensation and incentives through a combination of salaries, annual performance bonuses and long-term incentive stock-based awards.

Executive officers generally receive the same benefits as other employees. Any differences are typically due to position, seniority, or local requirements. In line with this philosophy, executive officers receive minimal perquisites. Messrs. Owens and Sheen have entered into employment agreements with the Company, which, under certain circumstances, provide them with certain severance benefits upon their termination of employment. See “Potential Payments upon Termination or Change-in-Control” below for more information on these benefits. Our compensation policies are designed to enhance our financial performance and stockholder value by aligning the financial interests of the executive officers and employees with those of our stockholders.

What Our Compensation is Designed to Reward

Our compensation program is designed to reward teamwork and each individual’s contribution to the Company, including the impact of such contribution on the Company’s overall financial performance, as well as to produce positive long-term results for our stockholders and employees.

Administration

The compensation committee is composed entirely of three non-employee members of the board of directors. No compensation committee member participates in any of our employee compensation programs. The compensation committee (i) sets and recommends annual compensation, including equity awards, for

Messrs. Owens, Sheen and McEntire (our senior executive officers) to the full board for approval, (ii) reviews and approves the compensation program for all other executive officers as recommended to the compensation committee by the Chairman of the Board, President and Chief Executive Officer, and (iii) reviews and approves the annual awards under equity incentive plans and the non-equity incentive program to all employees as recommended to the compensation committee by management.

The compensation committee does not currently engage any consultant related to executive compensation matters.

Elements of Compensation

General

The primary elements of the executive compensation program consist of (1) base salary, (2) annual cash bonuses pursuant to a non-equity incentive program, and (3) long term incentives in the form of equity awards. Equity awards have historically included non-qualified stock options and restricted stock awards. Each executive’s current and prior compensation is considered in setting future compensation and, while consideration is given to the vesting and value of previously granted equity awards, the total compensation package is not regularly adjusted for such values. In addition, the Chairman of the Board, President and Chief Executive Officer focuses on relative compensation throughout the organization in recommending the compensation of the other executive officers.

The Company chooses to pay each element of compensation to reward executives through various means. The base salary and employee benefits compensate executives for their daily efforts as management of the Company. The annual cash bonus program, described in more detail below, encourages executives to not only meet their personal goals for the Company, measured in terms of consolidated pretax profits (before bonus), but to encourage other employees to meet personal goals as well. The equity awards provide a long term incentive to executives to improve the performance of the Company as viewed by the market.

An executive’s annual base salary and annual cash bonus do not fluctuate as a result of increasing gains realized from equity awards. Thus, for example, if the stock price has grown significantly, resulting in large potential gains on vested stock awards, an executive’s base salary or bonus potential is not adjusted for that reason. However, the compensation committee would consider those gains in awarding additional equity compensation. Similarly, the compensation committee would not consider a large cash bonus award to be a reason to reduce the equity awards or annual base salary received by the executive in the following fiscal year. The Company views each compensation element as a different means of encouraging and promoting performance. These elements are designed to work in tandem, not against each other.

In fiscal year 2009, the Company granted non-cash compensation to executives in the form of stock awards in order to align the financial interests of executives with those of stockholders. In fiscal year 2010, no new stock options were awarded to the senior executive officers.

The compensation committee considers the balance of base salary levels supplemented by bonus awards and equity compensation in evaluating the total executive compensation package. The executives are encouraged to earn their bonus and equity compensation in order to realize the full value of their compensation package. As the executives realize these levels, the stockholders gain a parallel increase.

Peer Company Comparison

Compensation paid to executive officers at peer companies in the industry is used to provide the compensation committee with insight regarding the market for executives in the industry. The compensation committee strives to maintain a reasonable compensation package for each executive officer using this information in order to retain such officers and provide incentives for such officer to continue to improve the Company’s performance in the future.

In June of 2010, in order to facilitate this analysis, the compensation committee requested that the Company compile historical information with respect to compensation paid to executive officers at peer companies during fiscal years 2008 and 2009, which information was subsequently reviewed by the compensation committee. The Company, with the affirmation of the compensation committee, selected six companies as members of the Company’s peer group. These peer companies were Mitcham Industries, Inc., TGC Industries Inc., Dawson Geophysical Co., OMNI Energy Services Corp., Global Geophysical Services, Inc. and Geokinetics Inc. The Company considers these companies to be peers because of such companies’ relative size, position in the industry, revenues, similar geographic location and the fact that these companies compete with the Company for attracting and retaining executive talent. The Company collected the compensation information from the public filings of these peer companies. The selected peer companies did not include compensation information for Chief Technical Officers. Thus, the Company and the compensation committee considered information for the next highest paid executive officer who was neither the chief executive officer nor chief financial officer at these companies in evaluating Mr. Sheen’s compensation.

The Company places a high priority on the retention of its key employees, particularly our senior executive officers (Messrs. Owens, Sheen and McEntire). The board of directors of the Company believes that these officers have made significant contributions to the growth and development of the Company since 1997 and have developed a synergy among themselves that fosters progress and support. A loss of any one of these officers could have a significant impact on the Company and its future. The compensation committee has further recognized that these officers’ contributions continued for a period of seven years during which their salaries remained stagnant while the salaries of their peers steadily increased. As a result of these various considerations, the compensation committee targeted compensation packages for our senior executive officers that would meet or exceed the levels established by our peer companies. As previously stated, these peer companies compete with the Company for attracting and retaining executive talent and, therefore, the compensation committee wanted to establish compensation packages that were fair and competitive for these senior executive officers.

The compensation committee targets overall compensation packages for our chief executive officer and chief financial officer that equal 80% to 100% of the total value received by comparable executive officers at our peer companies. However, the compensation committee has determined that because Mr. Sheen’s skills and knowledge base are extremely valuable to the continued growth and development of the Company and this value is not necessarily reflected by the peer company data to which his compensation is compared, the overall compensation earned by our chief technical officer should be targeted at 100% to 120% of the total value received by the non-CEO/CFO executive officers at our peer companies. Annual base salary targets for all of our senior executive officers are 100% to 120% of annual base salaries received by comparable executive officers at our peer companies. Due to the nature of the Company’s business, it is possible for our senior executive officers to receive substantial financial rewards when the Company’s fiscal year financial performance exceeds expectations. Conversely, in years when the Company’s fiscal year financial performance does not meet expectations, our senior executive officers will receive minimal financial compensation, if any, in addition to their base salaries. Thus, to establish some consistency that would give our senior executive officers peace of mind and improve the likelihood of retention of these officers, the compensation committee targets annual base salary ranges that are greater than overall compensation package targeted ranges. The remaining portions of the executives’ compensation packages are tied to the Company’s financial performance, thus providing an incentive to executive officers and a benefit to our stockholders. The compensation committee does not set targets for equity compensation.

The last adjustment to executive compensation was a 10% salary increase approved at the end of fiscal year 2008, with an effective date of October 1, 2008. The following discussion uses the information that was considered by the compensation committee at the time the last executive compensation review was performed, which included peer company compensation information from fiscal years 2008 and 2009.

Chief Executive Officer

In fiscal year 2008, Mr. Owens was earning an annual base salary of $250,000. Chief executive officer annual base salaries for fiscal year 2008 at our peer companies ranged from $230,000 to $387,267, with an average of $301,834. Mr. Owens’ fiscal year 2008 salary ($250,000) equaled approximately 83% of this average. Our executive officers did not receive any equity compensation in fiscal year 2008. In 2008, chief executive officers at four of our peer companies received equity compensation in the form of either stock options or restricted stock grants, with a grant date fair value ranging from $67,200 to $661,375, with an average value of $168,956. Overall compensation packages for chief executive officers at our peer companies ranged from $275,631 to $1,251,367, with an average of $682,073. Mr. Owens’ fiscal year 2008 total compensation was $426,703, or approximately 63% of the peer company average. Based on this information and for other reasons discussed in this proxy statement, after considerable discussion among the compensation committee members, the compensation committee decided to increase Mr. Owens’ annual base salary for fiscal year 2009, to bring it closer to the average annual base salary received by chief executive officers at our peer companies. Thus, Mr. Owens’ annual base salary of $275,000 for fiscal year 2009 equaled 91% of the average annual base salary earned by his peers in fiscal year 2008. Acknowledging that Mr. Owens’ annual base salary remained less than the targeted 100% of that earned by his peers, his overall compensation package for 2009 exceeded the targeted 80% of that earned by his peers in 2008, thus, the compensation committee decided it was not appropriate to further increase his salary for fiscal 2010 so that it would remain in reasonable proximity to the salaries earned by our other senior executive officers.

In fiscal year 2009, Mr. Owens was earning an annual base salary of $275,000. Chief executive officer annual base salaries for fiscal year 2009 at our peer companies ranged from $240,000 to $399,600, with an average of $311,792. Mr. Owens’ fiscal year 2009 annual base salary ($275,000) equaled approximately 88% of this average. In fiscal year 2009, Mr. Owens received stock options with a grant date fair value of $315,477. In 2009, chief executive officers at five of our peer companies received stock options and, in one of our peer companies, also received restricted stock grants, with a grant date fair value ranging from $26,972 to $1,055,987, with an average value of $277,750. Overall compensation packages for chief executive officers at our peer companies ranged from $360,050 to $1,650,987, with an average of $711,548. Mr. Owens’ fiscal year 2009 total compensation was $597,913, or approximately 84% of the peer company average.

As stated above, Mr. Owens’ annual base salary did not change in fiscal year 2010. Also, Mr. Owens did not receive any additional equity compensation in fiscal year 2010. After an evaluation of the compensation paid to, and the performance of, Mr. Owens during fiscal year 2010 and after consideration of, among other things, the exceptional performance of the Company during the challenging economic climate, the compensation committee awarded a $87,680 discretionary cash bonus to Mr. Owens. Mr. Owens’ overall compensation package for fiscal year 2010 had a value of $452,298, which equaled 64% of the average total compensation package value received by chief executive officers at our peer companies in fiscal year 2009.

Chief Technical Officer

As noted above, the peer companies did not include compensation information for Chief Technical Officers. Thus, since the information to which Mr. Sheen’s compensation is compared relates to the highest paid executive officer other than chief executive officer and chief financial officer, the compensation committee had to consider the possibility that these comparative positions did not adequately address, if at all, the skills and particular knowledge base required by Mr. Sheen’s position. In fiscal year 2008, Mr. Sheen earned an annual base salary of $225,000. Non-CEO/CFO executive officer annual base salaries for fiscal year 2008 at our peer companies ranged from $144,098 to $291,000, with an average of $214,705. Mr. Sheen’s fiscal year 2008 salary ($225,000) equaled approximately 105% of this average. Additionally, as previously discussed, our executive officers did not receive any equity compensation in fiscal year 2008. In 2008, non-CEO/CFO executive officers at four of our peer companies received either or both stock options and/or restricted stock grants, with a grant date fair value ranging from $23,032 to $155,745, with an average value of $46,513. Overall compensation packages for non-CEO/CFO executive officers at our peer companies ranged from $227,185 to $486,015, with an average of $364,699. Mr. Sheen’s fiscal year 2008 total compensation was $399,946, or approximately 110% of the peer company average. Based on this information and for other reasons discussed in this proxy statement, after considerable discussion among the compensation committee members, the compensation committee decided to increase Mr. Sheen’s annual base salary for fiscal year 2009. The compensation committee elected to make this increase to acknowledge and reward Mr. Sheen’s contributions to the Company and, since the other senior executive officers were receiving 10% base salary increases, to reaffirm to Mr. Sheen his position and value in the Company.

In fiscal year 2009, Mr. Sheen was earning an annual base salary of $247,500. Non-CEO/CFO executive officer annual base salaries for fiscal year 2009 at our peer companies ranged from $142,593 to $300,000, with an average of $220,499. Mr. Sheen’s fiscal year 2009 salary ($247,500) equaled approximately 112% of this average. In fiscal year 2009, Mr. Sheen received stock options with a grant date fair value of $270,409. In 2009, non-CEO/CFO executive officers at five of our peer companies received stock options and, in one of our peer companies, also received restricted stock grants, with a grant date fair value ranging from $23,267 to $199,254, with an average value of $95,965. Overall compensation packages for non-CEO/CFO executive officers at our peer companies ranged from $176,526 to $601,254, with an average of $368,675. Mr. Sheen’s fiscal year 2009 total compensation was $525,290, or approximately 142% of the peer company average.

As stated above, Mr. Sheen’s annual base salary did not change in fiscal year 2010. Also, Mr. Sheen did not receive any additional equity compensation in fiscal year 2010. After an evaluation of the compensation paid to, and the performance of, Mr. Sheen during fiscal year 2010 and after consideration of, among other things, the exceptional performance of the Company during the challenging economic climate, the compensation committee awarded a $87,680 discretionary cash bonus to Mr. Sheen. Mr. Sheen’s overall compensation package for fiscal year 2010 had a value of $423,115, which equaled 115% of the average total compensation package value received by non-CEO/CFO executive officers at our peer companies in fiscal year 2009.

Chief Financial Officer

In fiscal year 2008, Mr. McEntire was earning an annual base salary of $200,000. Chief financial officer annual base salaries for fiscal year 2008 at our peer companies ranged from $125,000 to $240,385, with an average of $186,886. Mr. McEntire’s fiscal year 2008 salary ($200,000) equaled approximately 107% of this average. Additionally, as previously discussed, our executive officers did not receive any equity compensation in fiscal year 2008. In 2008, chief financial officers at four of our peer companies received stock options and/or restricted stock grants with a grant date fair value ranging from $56,946 to $358,250, with an average value of $117,340. Overall compensation packages for chief financial officers at our peer companies ranged from $220,307 to $880,068, with an average of $420,114. Mr. McEntire’s fiscal year 2008 total compensation was $372,657, or approximately 89% of the peer company average. In 2008, based on this information and for other reasons discussed in this proxy statement, after considerable discussion among the compensation committee members, the compensation committee decided to increase Mr. McEntire’s annual base salary by 10%, effective in fiscal year 2009, to acknowledge and reward Mr. McEntire’s contributions to the Company.

In fiscal year 2009, Mr. McEntire was earning an annual base salary of $220,000. Chief financial officers annual base salaries for fiscal year 2009 at our peer companies ranged from $125,000 to $250,000, with an average of $210,147. Mr. McEntire’s fiscal year 2009 salary ($220,000) equaled approximately 105% of this average. In fiscal year 2009, Mr. McEntire received stock options with a grant date fair value of $225,341. In 2009, chief financial officers at five of our peer companies received stock options and, in two of our peer companies, also received restricted stock grants, with a grant date fair value ranging from $67,325 to $571,344, with an average value of $163,930. Overall compensation packages for chief financial officers at our peer companies ranged from $146,940 to $921,625, with an average of $425,023. Mr. McEntire’s fiscal year 2009 total compensation was $452,013, or approximately 106% of the peer company average.

As stated above, Mr. McEntire’s annual base salary did not change in fiscal year 2010. Also, Mr. McEntire did not receive any additional equity compensation in fiscal year 2010. After an evaluation of the compensation paid to, and the performance of, Mr. McEntire during fiscal year 2010 and after consideration of, among other things, the exceptional performance of the Company during the challenging economic climate, the compensation committee awarded a $87,680 discretionary cash bonus to Mr. McEntire. Mr. McEntire’s overall compensation package for fiscal year 2010 had a value of $393,660, which equaled 93% of the average total compensation package value received by chief financial officers at our peer companies in fiscal year 2009.

Base Annual Salaries

Before the Company’s initial public offering in 1997, and before the formation of the compensation committee, the Company entered into employment agreements with Messrs. Owens and Sheen. The compensation levels reflected in those employment agreements were established in July 1997 by negotiations among Messrs. Owens and Sheen, before they joined the Company, and representatives of OYO Corporation U.S.A., the Company’s sole stockholder at that time. The employment agreements were amended, effective October 1, 2008, to bring the agreements into documentary compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and do not otherwise affect the current compensation levels of the executives.

The base annual salaries of the Company’s named executive officers for fiscal year 2010 were as follows:

Mr. Owens, President and Chief Executive Officer	$275,000
Mr. Sheen, Senior Vice President and Chief Technical Officer	$247,500
Mr. McEntire, Chief Financial Officer and Secretary	$220,000
Ms. Rice, Vice President, Human Resources	$98,977

The compensation committee has the authority to adjust these base salaries; however, the employment agreements described above require that Messrs. Owens’ and Sheen’s base salaries not be reduced from the base amounts set forth above. In fiscal year 2008, the compensation committee approved an increase in base salary of 10% for each of the Chairman of the Board, President and Chief Executive Officer, the Senior Vice President and Chief Technical Officer, and the Chief Financial Officer, effective October 1, 2008. This increase was determined by the compensation committee to be appropriate in order to retain Messrs. Owens, Sheen and McEntire following the compensation committee’s evaluation of peer company data. In light of the worldwide economic slowdown and the increase in the base salaries of our senior executive officers in fiscal year 2009, the compensation committee deemed it advisable for base salaries of our senior executive officers in fiscal year 2010 to remain at the same level as base salaries in fiscal year 2009.

Annual Performance Bonuses

Fiscal Year 2010 Awards under the 2010 Bonus Plan

In December 2009, management recommended to the board of directors a comprehensive, company-wide cash bonus compensation plan (the “2010 Bonus Plan”) for all employees for fiscal year 2010. The board of directors adopted the 2010 Bonus Plan following discussion at the same meeting. The 2010 Bonus Plan, which follows the same principles, goals and criteria as in the bonus plan previously established for fiscal years 2008 and 2009, set forth various targets and criteria for the Company’s operating performance and established a cash bonus, assessed on an individual basis, for employees of the Company. The financial targets were designed to provide incentives for the employees to work as a team to improve our financial results.

Under the 2010 Bonus Plan, every employee of the Company is eligible to participate in Tier I of the Bonus Plan, except for employees in the Russian Federation who participate in a local plan. Under Tier I, employees share proportionally in the Company’s profits based on each employee’s relative payroll. The Tier I bonus pool is established by accruing 16.7% of consolidated pretax profits (before bonus) above a specified range. Selected employees are eligible to participate in Tier II of the Bonus Plan, which applies after Tier I is fully funded. The Tier II bonus pool is established by accruing 16.7% of consolidated pretax profits (before bonus) within a specified range above Tier I. Under Tier II, participants share in the bonus pool depending on the satisfaction of predefined goals by their respective working groups. Of the named executive officers, only Ms. Rice is eligible to participate in Tier II. Only senior executive officers (Messrs. Owens, Sheen and McEntire) are eligible to participate in Tier III, which only applies after the Tier I and Tier II pools have been fully funded. The Tier III bonus pool is established by accruing 16.7% of consolidated pretax profits (before bonus) within a specified range above the Tier I and II ranges. Tier I and Tier III bonuses are paid if the Company reaches predetermined pretax profit (before bonus) levels. Tier II is based on attaining a predetermined consolidated pretax profits (before bonus) level as well as, in most cases, specific performance criteria of the group eligible for the bonus. The predetermined pretax profits (before bonus) levels as well as the specific performance criteria are re-evaluated annually. The groups eligible for Tier II bonuses in one year are not necessarily eligible the following year. The eligible groups are selected based on management’s goals for improvement across the Company.

Year-to-date financials are used to determine satisfaction of the predetermined thresholds. Thus, the previous month’s accrual may increase if the monthly minimum threshold is reached, or decrease if the current month’s minimum threshold is not achieved. This process continues every month until the end of the year.

Our named executive officers were not required to achieve individual performance targets in order to earn their respective annual cash incentive payments under the 2010 Bonus Plan. Messrs. Owens, Sheen and McEntire participated in Tier III of the 2010 Bonus Plan. At that level, annual cash incentive payments are strictly based on Company performance. Thus, the consolidated pretax profits (before bonus) of the Company must reach a predetermined threshold before Tier III bonus payments will be made. This predetermined threshold is greater than the thresholds set for the Tier I and Tier II bonus levels. If the Tier III threshold is met, Messrs. Owens, Sheen and McEntire will each receive approximately one-third of the Tier III pool. The difficulty of attaining the performance criteria fluctuates in response to the Company’s industry, market and overall performance. While each of Messrs. Owens, Sheen and McEntire has the ability to influence the Company’s financial performance, none of them can ensure that the Company’s performance will rise to the level of satisfying the Tier III threshold.

Ms. Rice participated in Tier II of the 2010 Bonus Plan. At the Tier II level, annual cash incentive payments are based on Company performance as well as, for some employees, individual performance criteria. During fiscal year 2010, no individual performance criteria were set for Ms. Rice. Thus, Ms. Rice was eligible for an annual cash incentive payment if the consolidated pretax profits (before bonus) of the Company reached a predetermined threshold. The predetermined threshold for Tier II is greater than the predetermined threshold for the Tier I level, which means that Tier I must be fully funded before Tier II participants received annual cash incentive payments. As with Tier III, the difficulty of attaining the required performance criteria to satisfy Tier II’s threshold fluctuates in response to the Company’s industry, market and overall performance, and is not substantially in Ms. Rice’s control. Additionally, Mr. Owens has discretionary authority over the annual cash incentive payments made to Tier II participants, including Ms. Rice. Mr. Owens did not exercise this discretion with respect to Ms. Rice’s 2010 bonus.

At the annual stockholders meeting held on February 23, 2009, the Company’s stockholders approved the OYO Geospace Corporation Executive Officer Annual Bonus Plan (the “Executive Officer Annual Bonus Plan”). Only executive employees who are or may become “covered employees” of the Company, as defined in Section 162(m) of the Code are eligible participants. Thus, only Messrs. Owens and Sheen are eligible to participate in the Executive Officer Annual Bonus Plan. The performance goal necessary for the payment of bonuses under the Executive Officer Annual Bonus Plan is the achievement of positive return on stockholder equity, as reported in the Company’s year-end or, if applicable, quarterly earnings release. The compensation committee may, in its discretion, add additional terms or conditions to the receipt of a bonus under the Executive Officer Annual Bonus Plan so long as such additional terms and conditions do not contradict the terms of the

Executive Officer Annual Bonus Plan. Thus, if the performance criteria of positive return on stockholder equity is not satisfied, the compensation committee will not award bonuses under the Executive Officer Annual Bonus Plan. In no event may a bonus paid pursuant to the Executive Officer Annual Bonus Plan to any participant for any fiscal year be in excess of $1.0 million. The ability to achieve the performance criteria required under the Executive Officer Annual Bonus Plan is analogous to the challenge presented by the 2010 Bonus Plan criteria: the difficulty of attaining the performance criteria fluctuates in response to the Company’s industry, market and overall performance. While the actions and individual job performance of each of Messrs. Owens and Sheen may influence the Company’s financial performance, neither can ensure that the Company’s performance will result in a positive return on stockholder equity.

Fiscal Year 2010 Discretionary Bonus Payments

The compensation committee evaluated the performance of Messrs. Owens, Sheen and McEntire during the year and after consideration of (i) their current compensation (including eligibility under the 2010 Bonus Plan), (ii) the goals and objectives of the executive compensation program, specifically to retain experienced management personnel and reward them for the Company’s successful financial performance, and (iii) the exceptional performance of each of them and the Company this year, awarded each a $87,680 discretionary cash bonus. The compensation committee noted each officer’s vital contributions in achieving the following: (i) successfully leading the Company through the recent worldwide economic slowdown, which had a significant negative impact on energy exploration activities in North America and certain international markets, (ii) achieving a net income of $14.1 million in fiscal year 2010, the third largest net income in the Company’s history, while many competitors continued to struggle financially, (iii) generating extraordinary cash flows for the Company that resulted in a strong balance sheet at the end of fiscal year 2010, and (iv) achieving wide-ranging market recognition of the Geospace Seismic Recorder (the “GSR”), the Company’s nodal data acquisition system. The compensation committee also weighed issues of internal equity that would arise from the payment of a one-time discretionary bonus to Messrs. Owens, Sheen and McEntire and not to others in the Company.

The amount of each award was based primarily on each individual’s performance and the level of his responsibilities. In assessing each officer’s performance and determining award amounts, the compensation committee acknowledged the following achievements:

-	In determining the amount of Mr. Owens’ award, the compensation committee recognized Mr. Owens’ exceptional leadership and management of the Company through the challenging market conditions, delivering the second largest net income in the Company’s history. Mr. Owens mitigated some of the effects of the negative economic environment by focusing the management team on product margins and cash management.

-	In determining the amount of Mr. Sheen’s award, the compensation committee recognized Mr. Sheen’s innovative leadership and invaluable role in the continued development and success of the GSR and the Company’s other seismic products. The compensation committee recognized the increased worldwide interest and acceptance of the GSR.

-	In determining the amount of Mr. McEntire’s award, the compensation committee recognized Mr. McEntire’s strong leadership and guidance with regard to the Company’s finance matters. The compensation committee recognized Mr. McEntire’s effective management of cash flow during the economic slowdown resulting in the continued strengthening of the Company’s balance sheet throughout fiscal year 2010.

Long-Term Stock-Based Compensation

We also believe that long-term incentive compensation is an important component of the Company’s compensation program and that the value of this compensation should be directly related to increases in stockholder value. Therefore, in addition to base salaries and annual performance bonuses, the executive officers participate in the 1997 Key Employee Stock Option Plan, as amended, which allows the Company to grant long-term incentive compensation to its executive officers in the form of stock options and restricted stock awards. These options and restricted stock awards typically vest 25% per year over four years and are therefore intended to compensate executive officers for long-term appreciation in the market value of our common stock.

The stock options granted to Messrs. Owens, Sheen and McEntire in 1998 at an exercise price of $14.56 per share were scheduled to expire in November 2008. Messrs. Owens, Sheen and McEntire exercised these options in July 2008. Messrs. Owens, Sheen and McEntire also held stock options at an exercise price of $15.13 per share that were granted in January 2000. As these options were scheduled to expire in January 2010, Messrs. Owens, Sheen and McEntire exercised the options in the second half of 2009. Additionally, the stock options granted to Messrs. Owens, Sheen and McEntire in 2000 at an exercise price of $17.94 per share were scheduled to expire in November 2010 and so Messrs. Owens, Sheen and McEntire exercised these options in August and September 2010.

Historically, stock option grants were determined based on an individual’s annual compensation and their contribution to the company. The compensation committee independently sets and recommends stock option grants for Messrs. Owens, Sheen and McEntire (the senior executive officers) to the full board for approval. The proposed stock option grants for non-executives and for other executive officers are presented by the Chairman of the Board, President and Chief Executive Officer and approved by the board of directors upon the recommendation of the compensation committee. Messrs. Owens and Sheen abstain from voting with respect to their own compensation and option grants. In fiscal year 2010, no stock options were awarded to the Company’s senior executive officers.

Relative Size of Major Compensation Elements

The combination of base salary, annual non-equity incentive awards and equity incentive awards comprise total direct compensation. In setting named executive officer compensation, the compensation committee considers the aggregate compensation payable to the executive officer and the form of the compensation. The compensation committee seeks to achieve the appropriate balance between immediate cash rewards and incentives for the achievement of both annual and long-term financial and non-financial objectives.

Timing of Compensation Decisions

In fiscal year 2008, the compensation committee approved an increase in base salary of 10% for each of the Chairman of the Board, President and Chief Executive Officer, the Senior Vice President and Chief Technical Officer, and the Chief Financial Officer, effective October 1, 2008. This increase was determined by the compensation committee to be appropriate in order to retain Messrs. Owens, Sheen and McEntire following the compensation committee’s evaluation of peer company data. As previously discussed, the compensation committee deemed it advisable for base salaries of our senior executive officers in fiscal year 2010 to remain at the same level as base salaries in fiscal year 2009 in light of the worldwide economic slowdown and the increase in the base salaries of our senior executive officers in fiscal year 2009.

Benefits

We offer a variety of health and welfare and retirement programs to all eligible employees. Executives generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, wellness, pharmacy, dental, life insurance and accidental death and disability. Each employee receives life insurance equal to the employee’s annual salary with a maximum payout of $100,000 and accidental death and dismemberment coverage.

We maintain a defined contribution plan pursuant to the provisions of Section 401(k) of the Code. The plan covers all full-time employees who meet age and service requirements. The plan provides for pre-tax, elective employee contributions with a matching contribution from us at 50% of employee contributions, up to a maximum of 3% of the employee’s annual salary.

We offer vacation time determined by years of service. As of September 30, 2010, Mr. Owens had accrued 306 hours of vacation, Mr. Sheen had accrued 266 hours of vacation, Mr. McEntire had accrued 198 hours of vacation, and Ms. Rice had accrued 173 hours of vacation. Employees, including executive officers, may roll over up to 160 hours of unused vacation time to subsequent years.

Perquisites

As described above, we maintain life insurance policies on each named executive officer for the benefit of such executive’s family members. The maximum payout under each of these policies is $100,000. Additionally, the Company provides promotional shirts and hats and Company logo golf balls to employees for use at Company-sponsored events and exhibitions. The Company may, during years when the Company is meeting its financial goals, reimburse the executive officers for the travel expenses of each executive’s spouse to attend certain annual geophysical conferences in North America and Europe.

Impact of Accounting and Tax Treatment

A standard issued by the Financial Accounting Standards Board requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The equity awards we grant are structured to comply with the requirements of the standard to maintain the appropriate equity accounting treatment.

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation paid to the chief executive officer and the four other most highly compensated executive officers (excluding the Chief Financial Officer) that may be deducted by us in our U.S. tax return in any year unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. Should the Company’s stock price increase significantly from current levels, among other factors, the compensation committee believes the compensation earned in excess of this amount by Messrs. Owens and Sheen, including compensation attributable to the exercise of stock options, could result in a material loss of tax deductions to the Company. The Company is considering methods to mitigate this potential loss.

Section 409A of the Code, as amended, provides that deferrals of compensation under a nonqualified deferred compensation plan for all taxable years are currently includible in gross income to the extent not subject to a substantial risk of forfeiture and not previously included in gross income, unless certain requirements are met. We structure any deferred compensation items to be in compliance with Section 409A.

Summary Compensation Table

The following table sets forth certain information regarding compensation paid for services rendered during the fiscal years ended September 30, 2008, 2009 and 2010, respectively, to each of our named executive officers:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gary D. Owens, Chairman of the Board, President and CEO	2008	250,000	—	—	169,519	—	7,184	426,703
	2009	275,000	—	315,477	—	—	7,436	597,913
	2010	275,000	87,680	—	82,722	—	6,896	452,298

Michael J. Sheen, Senior Vice President and Chief Technical Officer	2008	225,000	—	—	167,928	—	7,018	399,946
	2009	247,500	—	270,409	—	—	7,381	525,290
	2010	247,500	87,680	—	81,039	—	6,896	423,115

Thomas T. McEntire, Chief Financial Officer and Secretary	2008	200,000	—	—	166,336	—	6,321	372,657
	2009	220,000	—	225,341	—	—	6,672	452,013
	2010	220,000	87,680	—	79,355	—	6,625	393,660

Lacey C. Rice, Vice President, Human Resources	2008	96,300	—	—	18,132	—	2,352	116,784
	2009	96,300	—	18,027	—	—	5,127	119,634
	2010	98,977	—	—	16,042	—	3,181	118,200

(1)	Except for discretionary bonus amounts, as discussed above under the caption “Compensation Discussion and Analysis – Elements of Compensation – General – Annual Performance Bonuses – Fiscal Year 2010 Discretionary Bonus Payments,” amounts are reported as “Non-Equity Incentive Plan Compensation” since these cash amounts were awarded by the compensation committee under the 2008 Bonus Plan, the 2009 Bonus Plan, the 2010 Bonus Plan and the Executive Officer Annual Bonus Plan, as applicable. These awards are discussed in further detail below in connection with the 2010 Grant of Plan-Based Awards Table.

Additionally, on November 4, 2010, the compensation committee approved the award of a one-time discretionary cash bonus to Messrs. Owens, Sheen and McEntire. The award was based on an evaluation by the compensation committee of the performance of Messrs. Owens, Sheen and McEntire during fiscal year 2010 and consideration of (i) their current compensation (including eligibility under the 2010 Bonus Plan), (ii) the goals and objectives of the executive compensation program, and (iii) the exceptional performance of each of them and the Company during fiscal year 2010.

(2)	As required by SEC rules, amounts in this column represent the aggregate grant date value of stock-based compensation expense as required by FASB ASC Topic 718 Stock Based Compensation. Grant date fair value is estimated using the Black-Scholes option pricing model and represents the aggregate expense that the Company will recognize with respect to such option grant over the four year vesting period. The actual value, if any, a recipient may realize will depend on the excess of our stock price over the exercise price on the date the options are exercised.
(3)	The values listed for fiscal year 2008 were awarded under the 2008 Bonus Plan, but not paid until fiscal year 2009. The 2008 Bonus Plan was designed with a three tier structure. The Tier I pool, which is allocated among all employees based upon relative payroll amounts, was capped at $1,820,000. Tier I pool was funded by an accrual of 20% of any pretax profits in excess of the minimum predetermined threshold (5% return on stockholder equity). The Tier II pool was capped at $1,250,000 and the Tier III pool was capped at $480,000, each funding at 20% of any pretax profits in excess of the minimum predetermined threshold. The minimum predetermined threshold was satisfied for 2008 and the pools were fully funded, reaching a maximum of $480,000 in Tier III.

The 2009 Bonus Plan was designed with a three tier structure. The Tier I pool, which is allocated among all employees based upon relative payroll amounts, was capped at $1,950,000. Tier I pool was funded by an accrual of 18% of any pretax profits in excess of the minimum predetermined threshold (5% return on stockholder equity). The Tier II pool was capped at $1,360,000 and the Tier III pool was capped at $480,000, each funding at 18% of any pretax profits in excess of the minimum predetermined threshold. If bonuses were to be awarded under the 2009 Bonus Plan, such bonuses would be listed in the Summary Compensation Table with respect to 2009 but would be paid in fiscal year 2010. The minimum predetermined threshold was not satisfied for fiscal year 2009 and, thus, no bonuses were paid under the 2009 Bonus Plan.

The values listed for fiscal year 2010 were awarded under the 2010 Bonus Plan, but not paid until fiscal year 2011. The 2010 Bonus Plan was also designed with a three tier structure. The Tier I pool, which is allocated among all employees based upon relative payroll amounts, was capped at $1,600,000. Tier I pool was funded by an accrual of 16.7% of any pretax profits in excess of the minimum predetermined threshold (5% return on stockholder equity). The Tier II pool was capped at $1,250,000 and the Tier III pool was capped at $510,000, each funding at 16.7% of any pretax profits in excess of the minimum predetermined threshold. The minimum predetermined threshold was satisfied for fiscal year 2010 and the Tier I and Tier II pools were fully funded and the Tier III pool was funded in the amount of $205,915.

Additionally, on February 23, 2009, the Company’s stockholders approved the Executive Officer Annual Bonus Plan. Only Messrs. Owens and Sheen are eligible to participate in the Executive Officer Annual Bonus Plan. The terms of the Executive Officer Annual Bonus Plan establish a performance goal that return on stockholder equity must be positive to permit distribution of bonuses under the Executive Officer Annual Bonus Plan. If the positive return on stockholder equity goal is not met for any given year, no bonuses will be paid to our executive officers for the applicable year. This performance goal was met in fiscal year 2009 and 2010. However, as the Executive Officer Annual Bonus Plan gives the compensation committee the discretion to add additional terms or conditions to the receipt of a bonus under the Executive Officer Annual Bonus Plan so long as such additional terms and conditions do not contradict the terms of the Executive Officer Annual Bonus Plan, the compensation committee decided that, due to the poor financial performance of the Company during fiscal year 2009, no bonus awards would be paid under the Executive Officer Annual Bonus Plan.

Employee Equity Incentive Plan

We maintain the OYO Geospace Corporation 1997 Key Employee Stock Option Plan (the “Key Employee Plan”) for the benefit of our full-time key employees, including the named executive officers. Under the Key Employee Plan, awards covering up to an additional 90,175 shares of common stock may still be granted.

The Plan is administered by the compensation committee. The individuals eligible to participate in the Key Employee Plan are our full-time key employees, including officers and employee directors, as the respective committees may determine from time to time.

Under the Key Employee Plan, the compensation committee may grant incentive stock options and nonqualified stock options. The purchase price of shares subject to an incentive option granted under the Key Employee Plan is determined by the compensation committee and may not be less than the greater of: (a) 100% of the fair market value of the shares of common stock on the date the option is granted or (b) the aggregate par value of the shares of common stock on the date the option is granted. The compensation committee in its discretion may provide that the price at which shares of common stock may be purchased under an incentive option shall be more than 100% of fair market value. In the case of any 10% stockholder, the price at which shares of common stock may be purchased under an incentive option shall not be less than 110% of the fair market value of the common stock on the date the incentive option is granted. The price at which shares of common stock may be purchased under a nonqualified option shall not be less than the greater of: (a) 100% of the fair market value of the shares of common stock on the date the option is granted or (b) the aggregate par value of the shares of common stock on the date the option is granted. The compensation committee in its discretion may provide that the price at which shares of common stock may be purchased under a nonqualified option shall be more than 100% of fair market value.

Options granted under the Key Employee Plan must be exercised within ten years from the date of grant. In the case of a 10% stockholder, no incentive option shall be exercisable after the expiration of five years from the date the incentive option is granted.

Generally, awards granted under the Key Employee Plans are not transferable by the holder other than by will or under the laws of descent and distribution. Options granted under the Key Employee Plan terminate on the earlier of (i) the expiration date of the option or (ii) one day less than three months after the date the holder of the option terminates his or her employment with us for any reason other than the death, disability or the retirement of such holder. During such three-month period the holder may exercise the option in respect of the number of shares that were vested on the date of such severance of employment. In the event of severance because of the death, disability or retirement of a holder before the expiration date of the option, the option terminates on the earlier of such (i) expiration date or (ii) one year following the date of severance. During this period the holder, or his or her heirs, as the case may be, generally may exercise the option in respect of the number of shares that were vested on the date of severance because of death, disability or retirement.

Grants of Plan-Based Awards Table

The following table summarizes plan-based awards granted to named executive officers of the Company during the fiscal year ended September 30, 2010:

2010 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)					Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards
			Threshold ($)(2)	Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Gary D. Owens	12/10/09	(3)	—	180,030		180,030	(4)	—	—	—	—	—
	2/23/09	(5)	—	1,000,000	(5)	1,000,000	(5)	—	—	—	—	—

Michael J. Sheen	12/10/09		—	178,347		178,347	(4)	—	—	—	—	—
	2/23/09	(5)	—	1,000,000	(5)	1,000,000	(5)	—	—	—	—	—

Thomas T. McEntire	12/10/09		—	176,663		176,663	(4)	—	—	—	—	—

Lacey C. Rice	12/10/09		—	16,042		16,042	(4)	—	—	—	—	—

(1)	Bonuses were paid under the 2010 Bonus Plan because the minimum predetermined threshold was satisfied as of September 30, 2010.
(2)	Neither the 2010 Bonus Plan nor the Executive Officer Annual Bonus Plan includes threshold amounts for payout. The bonus amount that a named executive officer receives may range from zero to the stated maximum, fluctuating as a function of the overall financial performance of the Company.
(3)	Refers to the date on which the compensation committee approved and established the 2010 Bonus Plan.
(4)	Represents amounts that may be payable to the named executive officer upon the satisfaction of the predetermined threshold for Tier II or III, as applicable, under the 2010 Bonus Plan, as described above, in the maximum amount. The actual payout amount is a function of the amount by which the predetermined threshold is exceeded. As previously stated, Messrs. Owens, Sheen and McEntire are eligible to participate in Tiers I and III under the 2010 Bonus Plan and Ms. Rice is eligible to participate in Tiers I and II under the 2010 Bonus Plan. Additionally, as previously stated, Tier II and Tier III are not available until Tier I has been fully funded, and Tier III is not available until Tier II is fully funded. Thus, this column assumes that all Tiers have been fully funded. The Tier I pool, which is allocated among all employees based upon relative payroll amounts, was capped at $1,600,000 for fiscal year 2010. Tier I pool is funded by an accrual of 16.7% of any pretax profits in excess of the minimum predetermined threshold (5% return on stockholder equity). The Tier II pool was capped at $1,250,000 for fiscal year 2010 and the Tier III pool was capped at $510,000 for fiscal year 2010. Once the maximum pool amount for Tier I is met, the Tier II pool will be funded by an accrual of 16.7% of any pretax profits in excess of the Tier I maximum amount until the cap for Tier II is reached, at which point the Tier III pool will begin to fund at the same accrual amount (16.7% of any pretax profits in excess of the Tier II maximum amount). Additionally, Mr. Owens has discretionary authority over Tier II awards, which includes awards to Ms. Rice. This column assumes that Mr. Owens will elect to allocate Ms. Rice 100% of the bonus amount for which she was eligible.
(5)	On February 23, 2009, the Company’s stockholders approved the Executive Officer Annual Bonus Plan. Only Messrs. Owens and Sheen are eligible to participate in the Executive Officer Annual Bonus Plan. The terms of the Executive Officer Annual Bonus Plan establish a performance goal that return on stockholder equity must be positive to permit distribution of bonuses under the Executive Officer Annual Bonus Plan. If the positive return on stockholder equity goal is not met for any given year, no bonuses will be paid to our executive officers for the applicable year. In no event may a bonus paid pursuant to the Executive Officer Annual Bonus Plan to any participant for any fiscal year be in excess of $1.0 million.

Material Terms of Plan-Based Awards

The material terms of the Executive Officer Annual Bonus Plan, the 2010 Bonus Plan, and the Key Employee Plan are described in the footnotes to the 2010 Grants of Plan-Based Awards Table as well as under the captions “Compensation Discussion and Analysis – Elements of Compensation – General – Annual Performance Bonuses” and “Employee Equity Incentive Plan.”

Salary and Bonus in Proportion to Total Compensation

As stated above, the compensation committee seeks to achieve the appropriate balance between immediate cash rewards and incentives for the achievement of both annual and long-term financial and non-financial objectives. Under our compensation program, the value of the combined base salary and annual bonus (non-equity awards as described above) for each of our senior named executive officers generally is approximately 29% to 59% of their total respective compensation. The compensation committee has determined that this weighted proportion is in the best interests of the Company because it is consistent with the compensation committee’s belief that our compensation program should be tied in part to our stock price performance so as to align our named executive officers’ interests with those of our stockholders. The value of Ms. Rice’s combined base salary and annual bonus (non-equity awards as described above) generally is approximately 46% to 98% of her total compensation, due to the nature of her position which focuses more on corporate matters than the Company’s financial performance.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes certain information regarding unexercised options, vested stock and equity incentive plan awards outstanding as of the end of the fiscal year ended September 30, 2010 for each of the named executive officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE (1)

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Gary D. Owens	77,500	17,500	—	(2)	(2)
Michael J. Sheen	65,000	15,000	—	(2)	(2)
Thomas T. McEntire	62,500	12,500	—	(2)	(2)
Lacey C. Rice	2,000	1,000	—	(3)	(3)

(1)	All restricted stock awards held by the named executive officers have vested.
(2)	Includes options expiring on February 28, 2013 with an exercise price of $7.12 per share and options expiring on December 5, 2018 with an exercise price of $17.56 per share.
(3)	Includes options expiring on July 20, 2014 with an exercise price of $18.41 per share and options expiring on December 5, 2018 with an exercise price of $17.56 per share.

Option Exercises and Stock Vested Table

The following table summarizes certain information regarding the exercise of stock options and the vesting of stock awards during the fiscal year ended September 30, 2010 for each of the named executive officers:

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards (4)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary D. Owens (1)	30,000	958,719	—	—
Michael J. Sheen (2)	60,000	1,393,569	—	—
Thomas T. McEntire (3)	20,000	642,403	—	—
Lacey C. Rice	—	—	—	—

(1)	Includes the shares of common stock received upon the exercise of stock options, which were immediately sold, as reflected in the reports on Form 4 filed on August 20, 2010, August 25, 2010, August 31, 2010, September 3, 2010, September 8, 2010, September 13, 2010, September 15, 2010, September 17, 2010 and September 21, 2010 with the Securities and Exchange Commission.
(2)	Includes the shares of common stock received upon the exercise of stock options, which were retained by Mr. Sheen, as reflected in the report on Form 4 filed on November 9, 2009 with the Securities and Exchange Commission. In accordance with the Instruction to Item 402(g)(2) of Regulation S-K, the Value Realized on Exercise is the aggregate difference between the market price on the date of exercise and the exercise price of such options. Also includes the shares of common stock received upon the exercise of stock options, which were immediately sold, as reflected in the reports on Form 4 filed on August 20, 2010, August 25, 2010, August 31, 2010, September 3, 2010, September 8, 2010, September 13, 2010, September 15, 2010, September 17, 2010 and September 21, 2010 with the Securities and Exchange Commission.
(3)	Includes the shares of common stock received upon the exercise of stock options, which were immediately sold, as reflected in the reports on Form 4 filed on August 20, 2010, August 25, 2010, August 31, 2010, September 3, 2010, September 8, 2010, September 13, 2010, September 15, 2010, September 17, 2010 and September 21, 2010 with the Securities and Exchange Commission.
(4)	All restricted stock awards held by the named executive officers vested prior to fiscal year 2007.

Pension Benefits

We currently have no defined benefit pension plans.

Nonqualified Deferred Compensation

We currently have no defined contribution plans which provide for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change-in-Control

Pursuant to their employment agreements, as amended, each of Messrs. Owens and Sheen is entitled to receive the severance benefits described below upon termination of his employment unless the termination:

•	results from his death, disability or retirement;

•	is by the Company for Cause; or

•	is by the employee other than for Good Reason.

“Cause” is defined to mean the employee’s willful and continued failure to perform his duties after a demand for his performance of those duties or the employee’s willfully engaging in gross misconduct materially and demonstrably injurious to the Company. “Good Reason” is defined to mean a demotion, a reduction in base salary, a relocation of the employee’s base location of employment, the discontinuation of any employee benefit without comparable substitution, the failure of any successor of the Company to assume the employment agreement or a purported termination not in compliance with the employment agreement.

The severance benefits to which either Messr. Owens or Sheen would be entitled on termination would be an amount equal to the product of (a) his then-current annual salary plus the average of the bonus payments paid to the executive in respect of the three fiscal years preceding the fiscal year in which the termination occurs, multiplied by (b) two. The executive would also receive any relocation and indemnity payments to which he is entitled and any costs and legal fees incurred in connection with any dispute over his employment agreement, and a gross-up for any applicable “excess parachute payment” tax imposed by the Code.

These payments would be due in a lump sum on the tenth day following the date of termination. The amounts paid are based on the salary rate in effect at the time of termination, unless the employee is terminating employment for Good Reason due to a reduction in salary, in which case the salary rate shall be the rate in effect prior to such reduction.

So long as Mr. Owens or Mr. Sheen is terminated without Cause, neither is required to perform any further agreement or action in order to receive these benefits. However, in connection with these employment agreements, each of Messrs. Owens and Sheen has agreed that he will not disclose or misappropriate any confidential information of the Company and that all intellectual property developed by either of Messrs. Owens or Sheen is the property of the Company.

If the employment of Mr. Owens had terminated on September 30, 2010, he would have received $774,711 in a lump sum payment plus any relocation and indemnity payments to which he is entitled and any costs and legal fees incurred in connection with any dispute over his employment agreement, and a gross-up for any applicable “excess parachute payment” tax imposed by the Code.

If the employment of Mr. Sheen had terminated on September 30, 2010, he would have received $717,475 in a lump sum payment plus any relocation and indemnity payments to which he is entitled and any costs and legal fees incurred in connection with any dispute over his employment agreement, and a gross-up for any applicable “excess parachute payment” tax imposed by the Code.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the compensation committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

Compensation Committee Interlocks and Insider Participation

In fiscal year 2010, the compensation committee was composed of Dr. Thomas L. Davis, Mr. Charles H. Still and Mr. Richard C. White.

In fiscal year 2007, the board of directors adopted a written charter for the compensation committee. The charter of the compensation committee is available on the Company’s website. The address of the Company’s website is http://www.oyogeospace.com.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated under the Exchange Act. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in the proxy statement relating to the 2011 annual meeting of stockholders.

The information in this Compensation Committee Report shall not be deemed to be soliciting material, or be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference.

Thomas L. Davis, Ph.D.

Charles H. Still

Richard C. White

CODE OF ETHICS

The Company has adopted a general code of business conduct that applies to all employees, and a supplemental code of ethics that applies to the Company’s Chief Executive Officer and senior financial officers. The general code of business conduct and supplemental code of ethics are available on the Company’s website. The address of the Company’s website is http://www.oyogeospace.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Kanemori, a director of the Company, is a director and senior executive officer of OYO Corporation. Mr. Kanemori also holds offices with many subsidiaries of OYO Corporation U.S.A. Mr. Still, also a director of the Company, is the Secretary of OYO Corporation U.S.A. and also serves in that position with respect to other subsidiaries of OYO Corporation U.S.A. As secretary, however, Mr. Still is not an executive officer of these entities. Further, Mr. Still’s limited activities in this role are, and always have been, solely administrative and clerical and do not involve, and have not involved, any policy-making functions or activities as would the functions of an officer.

Pursuant to a Master Sales Agreement that the Company entered into with OYO Corporation in October 2007, the Company and OYO Corporation purchase products from one another at scheduled discounts of 5% to 15% off the seller’s list prices. In addition, OYO Corporation purchases printhead-related products from other Japanese corporations and then resells those products to the Company. For its service and assistance in these transactions, OYO Corporation typically marks up its cost by 10% or less. The Company believes that by purchasing these printhead-related products through OYO Corporation, it receives a more favorable price than it could obtain if it were to negotiate directly for their purchase.

In fiscal year 2010, the Company sold approximately $0.8 million in goods to OYO Corporation and its affiliates other than the Company and purchased approximately $0.1 million in goods from OYO Corporation and its affiliates other than the Company (including the products covered by the Master Sales Agreement).

The Company does not have a formal policy, written or unwritten, with respect to related person transactions. However, the Company’s General Code of Business Conduct, to which all employees (including our executive officers) are subject, provides that no employee nor any employee’s immediate family member should engage in a business or financial arrangement with a vendor, supplier or customer of the Company without the prior written approval of the Company’s Chief Executive Officer or Chief Financial Officer. The board of directors of the Company does not review, approve or ratify these types of transactions or any other related person transactions. The General Code of Business Conduct is available on our website, http://www.oyogeospace.com.

INDEPENDENT PUBLIC ACCOUNTANTS

UHY LLP (“UHY”) served as the Company’s principal independent public accountants for the 2009 fiscal year and the 2010 fiscal year. A representative of UHY is expected to attend the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by UHY for professional services rendered for the audit of the Company’s annual financial statements, including for professional services rendered in connection with the audit of internal control over financial reporting in compliance with Section 404 of the Sarbanes Oxley Act of 2002 and the reviews of the financial statements included in the Company’s Forms 10-Q were $430,000 during the 2010 fiscal year and $416,701 during the 2009 fiscal year.

Audit-Related Fees

The Company uses firms other than UHY for certain of its statutory audit-related services for its international subsidiaries. There were no fees billed by UHY for audit-related services not disclosed in “Audit Fees” above for the 2010 or 2009 fiscal years.

Tax Fees

The Company uses a firm other than UHY for all of its tax services and therefore no fees were billed by UHY for tax services in fiscal year 2010 or 2009.

All Other Fees

There were no fees billed by UHY for other services not disclosed above for the 2010 or 2009 fiscal years.

UHY leases all its personnel, who work under the control of UHY partners, from wholly-owned subsidiaries of UHY Advisors, Inc., in an alternative practice structure.

Compatibility of Certain Fees with Independent Accountants’ Independence

The audit committee has adopted pre-approval policies and procedures pursuant to which the engagement of any accountant is approved. Such procedures govern the ways in which the audit committee will pre-approve audit and various categories of non-audit services that the auditor provides to the Company and its subsidiaries. In accordance with this policy, the audit committee had given its approval for the provision of audit services by UHY for the fiscal year ended September 30, 2010. Services which have not received pre-approval must receive specific approval of the audit committee. The audit committee is informed of each such engagement in a timely manner, and such procedures do not include delegation of the audit committee’s responsibilities to management. All audit contracts that were entered into in fiscal year 2010 were pre-approved by the audit committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on a review of reports on those filings furnished to the Company and written representations from reporting persons that no additional reports were required, the Company believes that during the fiscal year ended September 30, 2010, all officers, directors and greater than 10% stockholders complied with all filing requirements applicable to them.

PROPOSALS FOR NEXT ANNUAL MEETING; OTHER MATTERS

Any appropriate proposals of holders of common stock intended to be presented at the annual meeting of stockholders of the Company to be held in 2012 must be received by the Company at its principal executive offices, 7007 Pinemont Drive, Houston, Texas 77040-6601, no later than September 7, 2011 to be included in the proxy statement and form of proxy relating to that meeting. A matter as to which the Company receives notice that is proposed to be brought before the annual meeting of stockholders of the Company in 2012 outside the process of the Securities and Exchange Commission’s rule on stockholder proposals (described in the preceding sentence) will be considered not properly brought before that meeting, and will be out of order, unless the notice as to that matter meets the requirements of the advance notice provisions of the Company’s by-laws. That provision requires notice of any matter, including nomination of a director, to be submitted by a stockholder at the annual meeting of stockholders of the Company in 2012 to be received by the Company no later than December 25, 2011, and to be received by the Company no earlier than August 27, 2011.

The cost of solicitation of proxies in the accompanying form will be paid by the Company. In addition to solicitation by use of the mails, the directors, officers or employees of the Company may solicit the return of proxies by telephone, telecopy or in person.

Proxy - OYO Geospace Corporation

This Proxy is solicited on behalf of the board of directors.

Proxy-Annual Meeting of Stockholders – February 24, 2011

The undersigned holder of common stock of OYO Geospace Corporation (“OYOG”) hereby appoints Charles H. Still and Takashi Kanemori, or either of them, proxies of the undersigned with full power of substitution, to vote at the Annual Meeting of Stockholders of OYOG to be held at 9:00 a.m. on the 24th of February 2011, at the OYOG corporate headquarters at 7007 Pinemont Drive, Houston, Texas 77040-6601, and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

In their discretion, the above named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted (i) FOR the election of the director nominees named on the reverse side, or if any one or more of the nominees becomes unavailable, FOR another nominee or other nominees to be selected by the board of directors, (ii) FOR the ratification of the appointment by the audit committee of the board of directors of UHY LLP, independent public accountants, as our auditors for the year ending September 30, 2011, (iii) FOR the approval of the non-binding, advisory resolution on the compensation of OYOG’s named executive officers, and (iv) FOR a non-binding, advisory vote on the compensation of OYOG’s named executive officers to occur every year.

Please mark, sign, date and return in the enclosed envelope, which requires no postage if mailed in the United States. In order for your vote to be submitted by proxy, you must (i) properly complete the Internet voting instructions or telephone voting instructions no later than 11:59 p.m. Houston time on February 23, 2011, or (ii) properly complete and return this proxy card on or prior to the Annual Meeting of Stockholders on February 24, 2011.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY INTERNET OR TELEPHONE.

(continued and to be signed on other side)

OYO Geospace Corporation

[Name]
[Address]	Holder Account Number

	☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

[A]	Election of Directors

1.	The board of directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold
01 – Thomas L. Davis, Ph.D.	☐	☐	02 – Richard C. White	☐	☐

[B]	Other Matters

2.	The board of directors recommends a vote FOR the ratification of the appointment by the audit committee of the board of directors of UHY LLP, independent public accountants, as the Company’s auditors for the year ending September 30, 2011.

	For	Withhold
To ratify the appointment by the audit committee of the board of directors of UHY LLP, independent public accountants, as the Company’s auditors for the year ending September 30, 2011.	☐	☐

3.	The board of directors recommends a vote FOR the approval of the non-binding, advisory resolution on the compensation of the Company’s named executive officers.

	For	Withhold
To approve the following non-binding, advisory resolution: “RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in the Company’s 2011 proxy statement pursuant to the disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion).”	☐	☐

4.	The board of directors recommends a vote FOR a non-binding, advisory vote on the compensation of the Company’s named executive officers to occur EVERY YEAR.

	1 year	2 years	3 years	Abstain
To cast a non-binding, advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers.	☐	☐	☐	☐

[C]	Authorized Signatures—Sign Here— This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box

Date (mm/dd/yyyy)